eXHIBIT 10.21

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SIGNATURE THERAPEUTICS, INC.,

SIGNATURE ACQUISITION CORP.

and

ENSYSCE BIOSCIENCES, INC.

Dated as of December 28, 2015

i

EXHIBITS

A	FORM OF CERTIFICATE OF MERGER

B	FORM OF AMENDED CERTIFICATE OF INCORPORATION OF SIGNATURE

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 28, 2015 (this “Agreement”), by and among SIGNATURE THERAPEUTICS, INC., a Delaware corporation (“Signature”), SIGNATURE ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Signature (“Merger Sub”), and ENSYSCE BIOSCIENCES, INC., a Delaware corporation (“Ensysce”).

W I T N E S S E T H

WHEREAS, the respective Boards of Directors of Ensysce, Signature and Merger Sub have each (i) determined that the Merger (as defined in Section 1.1(a) hereof) is advisable and fair to, and in the best interests of, their respective stockholders and (ii) approved this Agreement and the Merger upon the terms and subject to the conditions set forth herein, and in accordance with the Delaware General Corporation Law (the “DGCL”), whereby each issued and outstanding share of common stock, par value $0.0001 per share (the “Common Stock”), of Ensysce (other than shares of Common Stock owned, directly or indirectly, by Signature or by Ensysce immediately prior to the Effective Time (as defined in Section 1.1(b) hereof) and Dissenting Shares (as defined in Section 1.2(d) hereof)), will, upon the terms and subject to the conditions and limitations set forth herein, be converted into the right to receive shares of Common Stock, par value $0.000025 per share, of Signature (the “Signature Shares”); and

WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1
THE MERGER

Section 1.1 The Merger.

(a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into Ensysce, whereupon the separate existence of Merger Sub shall cease, and Ensysce shall continue as the surviving corporation (sometimes referred to herein as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware and shall continue under the name “Ensysce Biosciences, Inc.”

(b) Concurrently with the Closing (as defined in Section 1.7 hereof), Merger Sub and Ensysce shall cause a certificate of merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) as provided in the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL or at such other date and time as is agreed between the parties and specified in the Certificate of Merger, and such date and time is hereinafter referred to as the “Effective Time.”

(c) The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, from and after the Effective Time, the Surviving

Corporation shall possess all properties, rights, privileges, immunities, powers and franchises and be subject to all of the obligations, restrictions, disabilities, liabilities, debts and duties of Merger Sub and Ensysce.

Section 1.2 Effect on the Common Stock and Merger Sub Securities. At the Effective Time:

(a) Cancellation of Shares of Common Stock. Each share of Common Stock held by Ensysce as treasury stock and each share of Common Stock owned by Signature or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no consideration or payment shall be delivered therefor or in respect thereto. All shares of Common Stock to be converted into Merger Consideration pursuant to this Section 1.2 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist, and each holder of a certificate (representing prior to the Effective Time any such shares of Common Stock) shall thereafter cease to have any rights with respect to such shares of Common Stock, except the right to receive the Signature Shares into which such shares of Common Stock have been converted.

(b) Conversion of Shares of Common Stock. Subject to Section 1.2(c), Signature shall issue to the stockholders of Ensysce an aggregate number of Signature Shares (the “Merger Consideration”) equal to (x) the Signature Total Fully Diluted Shares, minus (y) the sum of (i) the number of Signature Shares otherwise issuable to the holders of Dissenting Shares, plus (ii) the Adjusted Assumed Ensysce Options (as defined in Section 1.4 below), and each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock referred to in the first sentence of Section 1.2(a) hereof and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a portion of the Merger Consideration equal to the Common Exchange Ratio. For purposes hereof, (i) the “Common Exchange Ratio” shall mean, with respect to each holder of Ensysce Common Stock, other than holders of Dissenting Shares, the number computed, immediately prior to the Effective Time, by dividing (x) the number of shares of Common Stock held by that Ensysce shareholder, by (y) total shares of Common Stock outstanding immediately prior to the Effective Time, excluding Dissenting Shares and shares of Common Stock cancelled pursuant to Section 1.2(a), and (ii) the “Signature Total Fully Diluted Shares” shall mean, as of immediately prior to the Effective Time, the sum of (x) the number of Signature Shares outstanding and (y) the number of Signature Shares issuable upon exercise of all outstanding Retained Signature Stock Options (as defined in Section 5.16 below), but excluding for purposes of this calculation (A) any shares of capital stock held in the treasury of Signature and (B) any Signature Shares issuable pursuant to Section 5.17 hereof.

(c) Conversion of Merger Sub Capital Stock. The shares of capital stock of Merger Sub immediately prior to the Effective Time shall be converted into and become outstanding shares of capital stock of the Surviving Corporation.

(d) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the DGCL, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Common Stock who have properly exercised appraisal rights with respect thereto (the “Dissenting Shares”) in accordance with Section 262 of the DGCL, shall not be exchangeable for the right to receive any portion of the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive a proportionate share of the Merger Consideration payable in respect of Common Stock for which no election to receive cash or stock has been made, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 1.2(d), if this Agreement is terminated prior to the Effective Time, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. Ensysce shall give Signature (i) prompt notice of any written demands received by Ensysce for appraisal of Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL which are received by Ensysce relating to such holder’s rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Ensysce shall not, except with the prior written consent of Signature, make any payment with respect to any demand for appraisal or offer to settle or settle any such demands.

Section 1.3 Exchange of Certificates.

(a) As of or promptly following the Effective Time, Signature shall mail (and make available for collection by hand) to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Common Stock (other than Dissenting Shares) (the “Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Signature and which shall be in the form and have such other provisions as Ensysce and Signature may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the portion of the Merger Consideration into which the number of shares of Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement (which instructions shall provide that at the election of the surrendering holder, Certificates may be surrendered, and the Merger Consideration in exchange therefor collected, by hand delivery). Upon surrender of a Certificate for cancellation to Signature, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a ratable share of the Merger Consideration for each share of Common Stock formerly represented by such Certificate, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within three business days of receipt thereof (but in no case prior to the Effective Time), and the Certificate so surrendered shall be forthwith cancelled. Signature shall accept such Certificates upon compliance with such reasonable terms and conditions as Signature may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(b) No fraction of a Signature Share will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Common Stock who would otherwise be entitled to a fraction of a Signature Share (after aggregating all fractional Signature Shares that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate(s), receive a number of Signature Shares that shall be rounded up or down in accordance with ordinary rounding conventions.

Section 1.4 Stock Options. Each then outstanding stock option of Ensysce (the “Assumed Ensysce Options”) listed on Schedule 1.4 attached hereto, whether vested or unvested, will be assumed by Signature and represent an option to acquire, upon exercise, a number of Signature Shares (the “Adjusted Option Shares”) equal to the number of Signature Shares that would have been issuable on Closing of the Merger had the Assumed Ensysce Options been exercised immediately prior to the Effective Date (the total number of Signature Shares issuable upon exercise of all Assumed Ensysce Options, as so adjusted, being referred to as the “Adjusted Assumed Ensysce Options”), at an exercise price per Signature Share equal to the quotient obtained by dividing (x) the aggregate exercise price of such Assumed Ensysce Option, by (y) the Adjusted Options Shares with respect to such Assumed Ensysce Option. Except for the above adjustment to the number of shares issuable on exercise of the Assumed Ensysce Options and the corresponding adjustment to the exercise price of the same, the vesting provisions and all other provisions of the Assumed Ensysce Options shall be unchanged as a result of the Merger. Any stock options of Ensysce, other than the Assumed Ensysce Options listed on Schedule 1.4, shall, to the extent not previously exercised, be cancelled on or prior to the Effective Date.

Section 1.5 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Signature, the receipt of such other evidence as Signature shall deem reasonably appropriate, Signature will issue in exchange for such lost, stolen or destroyed Certificate the Signature Shares to which the holder thereof is entitled pursuant to this Article I.

Section 1.6 Merger Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Central time on such on a date and at a place to be specified by the parties hereto, and no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI hereof that are to be satisfied 1 other than on the day of Closing, unless another time, date or place is agreed to in writing by the parties hereto (such date, the “Closing Date”).

Section 1.7 Possible Alternative Structure. In the event that Ensysce or Signature reasonably determines prior to the Effective Time that (i) there is a material possibility that the transactions contemplated by this Agreement will not constitute a “reorganization” within the meaning of Section 368(a) of the Code, (ii) there is a material possibility that the Merger will result in a material corporate level tax, or (iii) there are material tax benefits available if the transactions contemplated by this Agreement are restructured, such party may request that the structure of the acquisition of Ensysce contemplated by this Agreement be altered in a manner so as to permit (i) the transactions contemplated by this Agreement to qualify as a reorganization under Section 368 of the Code or a transfer under Section 351 of the Code, (ii) the avoidance of such material corporate-level tax, or (iii) the achievement of such tax benefits as applicable. In any case, corresponding changes to this Agreement shall be made consistent with such structure but without any material adverse change in the economic consequences to Ensysce, Signature or their respective stockholders.

Article 2
THE SURVIVING CORPORATION

Section 2.1 Certificate of Incorporation. The Certificate of Incorporation of Ensysce in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation.

Section 2.2 By-Laws. The by-laws of Ensysce in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law, the certificate of incorporation of such entity and the by-laws of such entity.

Section 2.3 Officers and Directors. The respective officers and directors of Ensysce immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation.

Article 3

REPRESENTATIONS AND WARRANTIES OF SIGNATURE AND MERGER SUB

Signature represents and warrants to Ensysce, subject to such exceptions as are specifically disclosed in writing in the disclosure letter supplied by Signature to Ensysce, which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Signature specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties (the “Signature Disclosure Schedule”) as follows:

Section 3.1 Corporate Existence and Power. Each of Signature and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all governmental licenses, authorizations, consents and approvals (collectively, “Licenses”) required to carry on its business as now conducted or presently proposed to be conducted except for failures to have any such License which would not, in the aggregate, have a Signature Material Adverse Effect (as defined below). Each of Signature and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where failures to be so qualified would not reasonably be expected to, in the aggregate, have a Signature Material Adverse Effect. As used herein, the term “Signature Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of Signature or Merger Sub, taken as a whole. Signature has heretofore delivered or made available to Ensysce true and complete copies of the Certificate of Incorporation and the by-laws of Signature and Merger Sub as currently in effect.

Section 3.2 Corporate Authorization.

(a) Signature and Merger Sub each have the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of Signature’s stockholders, as set forth in Section 3.2(b) hereof and as contemplated by Section 5.3 hereof, to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by the Board of Directors of Signature and Merger Sub, and no other corporate proceedings on the part of Signature or Merger Sub, other than the approval of Signature’s stockholders, are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Signature and Merger Sub and constitutes, assuming due authorization, execution and delivery of this Agreement by Ensysce, a valid and binding obligation of Signature and Merger Sub, enforceable against Signature and Merger Sub in accordance with its terms.

(b) Under applicable law, and Merger Sub’s Certificate of Incorporation, the affirmative vote of the holders of a majority of the shares of Common Stock, with such record date to be established by the Board of Directors of Merger Sub in accordance with the by-laws of Merger Sub, applicable law and this Agreement, is the vote of Merger Sub required to approve the Merger and adopt this Agreement. Under applicable law, and Signature’s Certificate of Incorporation, no vote of shareholders of Signature is required to approve the Merger and adopt this Agreement; although the affirmative vote of (i) the holders of a majority of the shares of Common Stock and Preferred Stock outstanding on the record date (voting together as a single class, and on an as-converted basis) and (ii) the holders of a majority of the shares of Preferred Stock outstanding on the record date (voting together as a single class, and on an as-converted basis), with such record date to be established by the Board of Directors of Signature in accordance with the by-laws of Signature, applicable law and this Agreement, is required to approve the amendment and restatement of the Certificate of Incorporation of Signature as required by Section 5.3 of this Agreement.

Section 3.3 Consents and Approvals; No Violations.

(a) Neither the execution and delivery of this Agreement nor the performance by Signature or Merger Sub, as applicable, of its obligations hereunder will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or the by-laws of Signature or Merger Sub; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which Signature or Merger Sub, as applicable, is a party or by which it or any of its assets may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which Signature or Merger Sub is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations that would not, in the aggregate, reasonably be expected to have a Signature Material Adverse Effect and would not have a material adverse effect on the ability of Signature or Merger Sub, as applicable, to perform its obligations hereunder.

(b) No filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, court, tribunal, commission, board, bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, multinational, provincial, municipal, domestic or foreign (each, a “Governmental Entity”) is required in connection with the execution and delivery of this Agreement by Signature or Merger Sub or the performance by Signature or Merger Sub, as applicable, of its obligations hereunder, except (i) the filing of the Certificate of Merger in accordance with the DGCL; (ii) the filing of a Certificate of Amendment to the Certificate of Incorporation of Signature, as required by Section 5.3 of this Agreement, in accordance with the DGCL; (iii) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”); (iv) compliance with any applicable requirements of state blue sky or takeover laws and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have a Signature Material Adverse Effect and would not have a material adverse effect on the ability of Signature or Merger Sub, as applicable, to perform its obligations hereunder.

Section 3.4 Capitalization of Signature. The authorized capital stock of Signature consists of 110,000,000 shares of common stock, par value $0.000025 and 63,076,844 shares of preferred stock, par value $0.000025 per share, of Signature (the “Signature Preferred Stock”). As of December 28, 2015, there were (i) 14,128,199 shares of Signature common stock issued and outstanding and (ii) 42,620,959 shares of Signature Preferred Stock issued and outstanding, consisting of 419,940 shares of Series A-1 Preferred Stock, 37,061,060 shares of Series AA Preferred Stock and 5,139,959 shares of Series A-2 Preferred Stock. All outstanding shares of capital stock of Signature have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. As of December, 28, 2015, there were outstanding (i) options to purchase 12,680,874 shares of Signature common stock (the “Signature Options”), (ii) warrants to purchase 200,000 shares of Signature common stock (the “Signature Warrants”) and (iii) $873,000 in principal amount of convertible promissory notes (the “Signature Convertible Notes” and, together with the Signature Preferred Stock, Signature Options and Signature Warrants, the “Signature Derivative Securities”). Except as set forth in this Section 3.4, as of December 28, 2015, there are outstanding (i) no shares of capital stock or other voting securities of Signature, (ii) no securities of Signature convertible into or exchangeable for shares of capital stock or voting securities of Signature, (iii) no options, preemptive or other rights to acquire from Signature, and no obligation of Signature to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Signature and (iv) no equity equivalent interest in the ownership or earnings of Signature or other similar rights (the items in clauses (i), (ii), (iii) and (iv) of this sentence being referred to collectively as the “Signature Securities”). There are no outstanding obligations of Signature to repurchase, redeem or otherwise acquire any Signature Securities.

Section 3.5 Subsidiaries. Other than Merger Sub, Signature does not have, and has never had, any Subsidiaries and does not own, and has never owned, any equity interest in, or controlled, directly or indirectly, any other corporation, partnership, joint venture, trust, firm or other entity. For purposes of this Agreement, “Subsidiary” means with respect to any person, any corporation or other legal entity of which such person owns, directly or indirectly, more than 50% of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

Section 3.6 Financial Statements. The financial statements of Signature (including, in each case, any notes and schedules thereto) at and for the fiscal year ended December 31, 2014 and the nine- month period ended September 30, 2015 (together, the “Signature Financial Statements”) and attached hereto as Signature Disclosure Schedule 3.6 (a) were prepared from the books and records of Signature, and (b) fairly present, in all material respects, the financial position of Signature as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of the September 30, 2015 financial statements, to normal year-end audit adjustments which were not and are not expected to be, individually or in the aggregate, material in amount).

Section 3.7 Absence of Undisclosed Liabilities. Except as set forth in the Signature Financial Statements, and except for liabilities and obligations incurred in the ordinary course of business since the date of the most recent consolidated balance sheet included in the Signature Financial Statements, Signature has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for those that would not, in the aggregate, reasonably be expected to have a Signature Material Adverse Effect.

Section 3.8 Shareholder Voting Materials. None of the information (the “Signature Voting Materials”) to be provided by Signature to the stockholders of Signature in connection with their vote to approve the amendment to the Certificate of Incorporation of Signature, as required pursuant to Section 5.3 of this Agreement, will, at the time of transmittal of the Signature Voting Materials to the stockholders of Signature, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Signature with respect to statements made or omitted in the Signature Voting Materials relating to Ensysce based on information supplied by Ensysce for inclusion in the Signature Voting Materials.

Section 3.9 Absence of Material Adverse Changes, Etc. Since September 30, 2015, there has not been a Signature Material Adverse Effect. Without limiting the foregoing, except as disclosed in Signature Disclosure Schedule 3.9 or as specifically contemplated by this Agreement, since September 30, 2015, (i) Signature has conducted its business in the ordinary course of business and (ii) there has not been:

(a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Signature, or any repurchase, redemption or other acquisition by Signature of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Signature or of any Signature Securities;

(b) any amendment of any provision of the Certificate of Incorporation or by-laws of, or of any material term of any outstanding security issued by, Signature;

(c) any incurrence, assumption or guarantee by Signature of any indebtedness for borrowed money;

(d) any change in any method of accounting or accounting practice by Signature, except for any such change required by reason of a change in GAAP;

(e) any (i) grant of any severance or termination pay to any director, officer or employee of Signature, (ii) employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Signature entered into, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of Signature, in each case other than in the ordinary course of business;

(f) issuance of Signature Securities other than as contemplated hereby;

(g) acquisition or disposition of assets material to Signature, except for sales of inventory in the ordinary course of business consistent with past practice, or any acquisition or disposition of capital stock of any third party, or any merger or consolidation with any third party, by Signature;

(h) entry by Signature into any joint venture, partnership or similar agreement with any person; or

(i) any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.

Section 3.10 Taxes.

(a) (1) All Tax Returns (as defined below) required to be filed by or on behalf of Signature have been timely filed, and all returns filed are complete and accurate and correctly reflect the tax liabilities required to be reported therein, (2) Signature has timely paid all Taxes (as defined below) that have become due or payable and has adequately reserved for in accordance with GAAP all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable; (3) there is no presently pending audit examination, refund, claim or litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by Signature and Signature has no knowledge that any such action or proceeding is being contemplated, (4) Signature has not filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax which remains open; (5) all assessments for Taxes due and owing by Signature with respect to completed and settled examinations or concluded litigation have been paid; (6) Signature is not a party to any express or implied tax indemnity agreement, tax sharing agreement or other agreement under which it could become liable to another person as a result of the imposition of a Tax upon any person, or the assessment or collection of such a Tax; and (7) Signature has complied in all material respects with all rules and regulations relating to the withholding of Taxes.

(b) For purposes of this Agreement, (i) “Taxes” means (A) all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such taxes, and (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (ii) “Tax Return” means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

Section 3.11 Employee Benefit Plans.

(a) Schedule 3.11(a) of the Signature Disclosure Schedule contains a true and complete list of each material deferred compensation, incentive compensation, and equity compensation plan; material “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); material “pension” plan, fund or program; each material employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is in writing and sponsored, maintained or contributed to or required to be contributed to by Signature or by any trade or business, whether or not incorporated (each, an “ERISA Affiliate”), that together with Signature would be deemed a “single employer” within the meaning of ERISA, or to which Signature or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee, consultant, director or former employee, consultant or director of Signature. The plans, funds, programs, agreements and arrangements listed on Schedule 3.11(a) of the Signature Disclosure Schedule are referred to herein collectively as the “Signature Plans”.

(b) With respect to each Signature Plan, Signature has heretofore delivered or made available to Ensysce true and complete copies of the Signature Plan and any amendments thereto (or if the Signature Plan is not a written plan, a description thereof), any related trust or other funding vehicle, the most recent reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Signature Plan intended to qualify under section 401 of the Code.

(c) No liability under Title IV or section 302 of ERISA has been incurred by Signature or any ERISA Affiliate that has not been satisfied in full, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(d) Each Signature Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

(e) Each Signature Plan intended to be “qualified” within the meaning of section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or in the case of such a plan for which a favorable determination letter has not yet been received, the applicable remedial amendment period under Section 401(b) of the Code has not expired.

(f) No Signature Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Signature for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary), dependant or other covered person.

(g) There are no pending, or to the knowledge of Signature, threatened or anticipated, claims that would reasonably be expected to have a Signature Material Adverse Effect by or on behalf of any Signature Plan, by any employee or beneficiary covered under any such Signature Plan, or otherwise involving any such Signature Plan (other than routine claims for benefits).

(h) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of Signature or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, other than payments, accelerations or increases (x) under any employee benefit plan that is subject to the laws of a jurisdiction outside of the United States or (y) mandated by applicable law.

(i) Each Signature Plan can be amended prospectively or terminated at any time without approval from any person, without advance notice, and without any liability other than for benefits accrued prior to such amendment or termination.

(j) No agreement, commitment, or obligation exists to increase any benefits under any Signature Plan or to adopt any new Signature Plan.

(l) No Signature Plan has any unfunded accrued benefits that are not fully reflected in the Financial Statements.

(k) Signature does not maintain, participate in, contribute to, or have any obligation to contribute or any liability with respect to any multiple employer or multiemployer plan, or has had any obligation with respect to such a plan during the six years immediately preceding the date of this Agreement.

Section 3.12 Litigation; Compliance with Laws.

(a) There is no action, suit or proceeding pending against, or to the knowledge of Signature threatened against, Signature or any of its properties before any court or arbitrator or any Governmental Entity which would reasonably be expected to have a Signature Material Adverse Effect.

(b) Signature is in compliance with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to its businesses and operations, except for such violations, if any, which, in the aggregate, would not reasonably be expected to have a Signature Material Adverse Effect. All governmental approvals, permits and licenses (collectively, “Permits”) required to conduct the business of Signature have been obtained, are in full force and effect and are being complied with except for such violations and failures to have Permits in full force and effect, if any, which, individually or in the aggregate, would not reasonably be expected to have a Signature Material Adverse Effect.

Section 3.13 Labor Matters. As of the date of this Agreement (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of Signature, threatened against Signature; (ii) to the knowledge of Signature, no union organizing campaign with respect to Signature’s employees is underway; (iii) there is no unfair labor practice charge or complaint against Signature pending or, to the knowledge of Signature, threatened before the National Labor Relations Board or any similar state or foreign agency; (iv) there is no written grievance pending relating to any collective bargaining agreement or other grievance procedure; (v) to the knowledge of Signature, no charges with respect to or relating to Signature are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; and (vi) there are no collective bargaining agreements with any union covering employees of Signature, except for such exceptions to the foregoing clauses (i) through (vi) which, individually or in the aggregate, would not reasonably be expected to have a Signature Material Adverse Effect.

Section 3.14 Certain Contracts and Arrangements. Schedule 3.14 of the Signature Disclosure Schedule contains a true and complete list of each material contract or agreement (the “Signature Material Contracts”) to which Signature is a party or by which it is bound in full force and effect. Signature is not, nor, to the knowledge of Signature, is any other party thereto, in breach of, or default under, any Signature Material Contract, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by Signature, or, to the knowledge of Signature, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults which, in the aggregate, would not reasonably be expected to have a Signature Material Adverse Effect.

Section 3.15 Properties.

(a) Signature does not own any real property, nor has it ever owned any real property. The Signature Financial Statements reflect all property used by Signature in its business or otherwise held by Signature. Signature has good and marketable title to all material assets and properties listed in the Signature Financial Statements or thereafter acquired, free and clear of any imperfections of title, lien, claim, encumbrance, restriction, charge, equity or right of purchase in favor of a third party of any nature whatsoever, except for liens for current taxes not yet delinquent. All of the material fixed assets and properties reflected in the Signature Financial Statements or thereafter acquired are in reasonably good condition and repair for the requirements of the business as presently conducted by Signature.

(b) Schedule 3.15(b) of the Signature Disclosure Schedule contains a true and complete list of all real or personal property leased by Signature (the “Signature Leased Property”), including the date and terms of all applicable leases (the “Signature Leases”). Signature does not have any options to purchase any of the Signature Leased Properties. To the knowledge of Signature, the Signature Leases are valid and enforceable and the Signature Leased Property, and the operations of Signature thereof or thereon, do not violate any applicable laws, rules or ordinances relating to the Signature Leased Property or to such operations.

Section 3.16 Environmental Matters.

(a) No material notice, notification, demand, request for information, citation, summons or order has been received, no material complaint has been filed, no penalty has been assessed and no material investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Signature, is threatened with respect to Signature by any Governmental Entity or other person relating to or arising out of any Environmental Law.

(b) There are no material liabilities of or relating to Signature of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and, to the knowledge of Signature, there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such material liability.

(c) For purposes of this Agreement, “Environmental Law” means any federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any Governmental Entity or other third party, relating to the environment or to the use, treatment, storage, release, emission, disposal or recycling of pollutants, contaminants, wastes, chemicals, or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

Section 3.17 Intellectual Property.

(a) To the knowledge of Signature, Signature owns or has the right to use all material Intellectual Property (as defined hereafter) reasonably necessary for Signature to conduct its business as it is currently conducted. Schedule 3.17(a) of the Signature Disclosure Schedule sets forth a true and complete list all material Intellectual Property used by Signature to conduct its business, including a list of all (i) licenses or other agreements pertaining to such Intellectual Property (ii) patents and patent applications, (iii) registered trademarks and trademark applications, and (iv) registered copyright applications, in each case owned by Signature.

(b) To the knowledge of Signature: (i) all of the registrations, including patents, relating to material Intellectual Property owned by Signature are subsisting and unexpired, free of all liens or encumbrances, and have not been abandoned; (ii) Signature does not infringe the intellectual property rights of any third party in any respect that would reasonably be expected to have, individually or in the aggregate, a Signature Material Adverse Effect; (iii) no judgment, decree, injunction, rule or order has been rendered by Governmental Entity which would limit, cancel or question the validity of, or Signature’s rights in and to, any Intellectual Property owned by Signature in any respect that would reasonably be expected to have, individually or in the aggregate, a Signature Material Adverse Effect; and (iv) Signature has not received notice of any pending or threatened suit, action or adversarial proceeding that seeks to limit, cancel or question the validity of, or Signature’s rights in and to, any Intellectual Property, which would reasonably be expected to have, individually or in the aggregate, a Signature Material Adverse Effect.

(c) For purposes of this Agreement “Intellectual Property” shall mean all rights, privileges and priorities provided under U.S., state and foreign law relating to intellectual property, including without limitation all (w)(1) proprietary inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and proprietary know-how relating thereto, whether or not patented or eligible for patent protection; (2) copyrights and copyrightable works, including, but not limited to, computer applications, programs, software, databases and related items; (3) trademarks, service marks, trade names, and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (4) trade secrets and other confidential information; (x) patents and invention disclosures; (y) all registrations, applications and recordings for any of the foregoing and (z) licenses or other similar agreements granting to Signature the rights to use any of the foregoing.

(d) To the knowledge of Signature, Signature has not used and is not making use of any confidential or proprietary information or trade secrets of any other person in breach of any agreement to which Signature is subject or in violation of any civil or criminal law.

(e) Signature has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets.

(f) To the knowledge of Signature, all employees of Signature have executed written agreements with Signature that assign to Signature all rights to inventions improvements, discoveries or information relating to the business of Signature. To Signature’s knowledge, no employee of Signature has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose any Intellectual Property or information concerning the employee’s work to anyone other than Signature.

Section 3.18 Board Recommendation. The Board of Directors of Signature, at a meeting duly called and held, has approved this Agreement and (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are advisable and in the best interests of the stockholders of Signature; and (ii) resolved to recommend that the stockholders of Signature approve the amendment to the Certificate of Incorporation of Signature, as required by Section 5.3 of this Agreement, and all acts of Signature contemplated herein and requiring the approval of stockholders.

Section 3.19 Tax Treatment. Neither Signature nor any of its affiliates has taken any action or knows of any fact, agreement, plan or other circumstance that could pose a material risk to the status of the Merger as a reorganization under the provisions of Section 368(a) of the Code.

Section 3.20 Advisory Fees. Except for BV Partners, whose fee will be paid as provided in Section 5.17 hereof, there is no financial advisor, investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, Signature that would be entitled to any advisory fee, finders’ fee or commission from Signature, Merger Sub, Ensysce or any of their affiliates upon consummation of the transactions contemplated by this Agreement.

Section 3.21 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities, has no employees and has conducted its operations only as contemplated hereby. The authorized capital stock of Merger Sub consists of one thousand (1,000) shares of common stock, $0.001 par value per share, of which one thousand (1,000) shares are issued and outstanding. All such outstanding shares are owned by Signature and are validly issued, fully paid and non-assessable.

Article 4
REPRESENTATIONS AND WARRANTIES OF ENSYSCE

Ensysce represents and warrants to Signature subject to such exceptions as are specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by Ensysce to Signature, which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Ensysce specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties (the “Ensysce Disclosure Schedule”), as follows:

Section 4.1 Corporate Existence and Power. Ensysce is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has all Licenses required to carry on its business as now conducted or presently proposed to be conducted except for failures to have any such License which would not, in the aggregate, have an Ensysce Material Adverse Effect (as defined below). Ensysce is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where failures to be so qualified would not reasonably be expected to, in the aggregate, have an Ensysce Material Adverse Effect. As used herein, the term “Ensysce Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of Ensysce, taken as a whole. Ensysce has heretofore delivered or made available to Signature true and complete copies of Certificate of Incorporation and the by-laws of Ensysce, as currently in effect.

Section 4.2 Corporate Authorization.

(a) Ensysce has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of Ensysce’s stockholders, as set forth in Section 4.2(b) hereof and as contemplated by Section 5.3 hereof, to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by the Board of Directors of Ensysce, and no other corporate proceedings on the part of Ensysce, other than the approval of Ensysce’s stockholders, are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Ensysce and constitutes, assuming due authorization, execution and delivery of this Agreement by Signature, a valid and binding obligation of Ensysce, enforceable against Ensysce in accordance with its terms.

(b) Under applicable law, and Ensysce’s Certificate of Incorporation, the affirmative vote of (i) the holders of a majority of the Common Stock and Ensysce Preferred Stock outstanding on the record date (voting together as a single class, and on an as-converted basis) and (ii) the holders of 662/3% of the shares of Ensysce Preferred Stock outstanding on the record date (voting together as a single class), with such record date to be established by the Board of Directors of Ensysce in accordance with the by-laws of Ensysce, applicable law and this Agreement, is the vote required to approve the Merger and adopt this Agreement.

Section 4.3 Consents and Approvals; No Violations.

(a) Neither the execution and delivery of this Agreement nor the performance by Ensysce of its obligations hereunder will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws (or other governing or organizational documents) of Ensysce, or (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which Ensysce is a party or by which it or any of the assets used or held for use by it may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which Ensysce is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations that would not, in the aggregate, reasonably be expected to have an Ensysce Material Adverse Effect and would not have a material adverse effect on the ability of Ensysce to perform its obligations hereunder.

(b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by Ensysce or the performance by it of its obligations hereunder, except (i) the filing of the Certificate of Merger in accordance with the DGCL; (ii) compliance with any applicable requirements of the Securities Act; (iii) compliance with any applicable requirements of state blue sky or takeover laws and (iv) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have an Ensysce Material Adverse Effect and would not have a material adverse effect on the ability of Ensysce to perform its obligations hereunder.

Section 4.4 Capitalization. The authorized capital stock of Ensysce consists of 20,000,000 shares of Common Stock and 17,000,000 shares of preferred stock, par value $0.0001 per share, of Ensysce (the “Ensysce Preferred Stock”). As of December 28, 2015 there were 1,312,500 shares of Ensysce Common Stock issued and outstanding and 16,159,441 shares of Ensysce Preferred Stock issued and outstanding, consisting of 9,999,999 shares of Series A Convertible Preferred Stock, 3,659,442 shares of Series B Convertible Preferred Stock, and 2,500,000 shares of Series C Convertible Preferred Stock. All outstanding shares of capital stock of Ensysce have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. As of December 28, 2015 there were outstanding (x) options to purchase 2,715,000 shares of Ensysce Common Stock (the “Ensysce Options”) and (y) rights to purchase shares of Ensysce securities in future financing transactions (the “Ensysce Rights”). Except as set forth in this Section 4.4, there are outstanding (i) no shares of capital stock or other voting securities of Ensysce, (ii) no securities of Ensysce convertible into or exchangeable for shares of capital stock or voting securities of Ensysce, (iii) no options, preemptive or other rights to acquire from Ensysce, and no obligation of Ensysce to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Ensysce, and (iv) no equity equivalent interest in the ownership or earnings of Ensysce or other similar rights (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the “Ensysce Securities”). There are no outstanding obligations of Ensysce to repurchase, redeem or otherwise acquire any Ensysce Securities.

Section 4.5 Subsidiaries. Ensysce does not have, and has never had, any Subsidiaries and does not own, and has never owned, any equity interest in, or controlled, directly or indirectly, any other corporation, partnership, joint venture, trust, firm or other entity.

Section 4.6 Financial Statements. The financial statements of Ensysce (including, in each case,^ any notes and schedules thereto) at and for the fiscal year ended December 31, 2014 and the nine-month period ended September 30, 2015 (together, the “Ensysce Financial Statements”) and attached hereto as Ensysce Disclosure Schedule 4.6 (a) were prepared from the books and records of Ensysce, and (b) fairly present, in all material respects, the financial position of Ensysce as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of the September 30, 2015 financial statements, to normal year-end audit adjustments which were not and are not expected to be, individually or in the aggregate, material in amount).

Section 4.7 Absence of Undisclosed Liabilities. Except as set forth in the Ensysce Financial Statements, and except for liabilities and obligations incurred in the ordinary course of business since the date of the most recent consolidated balance sheet included in the Ensysce Financial Statements, Ensysce has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for those that would not, in the aggregate, reasonably be expected to have a Ensysce Material Adverse Effect.

Section 4.8 Shareholder Voting Materials. None of the information (the “Ensysce Voting Materials”) to be provided by Ensysce to the stockholders of Ensysce in connection with their vote to approve the Merger and adopt this Agreement will, at the time of transmittal of the Ensysce Voting Materials to the stockholders of Ensysce, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Ensysce with respect to statements made or omitted in the Ensysce Voting Materials relating to Signature based on information supplied by Signature for inclusion in the Ensysce Voting Materials.

Section 4.9 Absence of Material Adverse Changes, Etc. Since September 30, 2015, there has not been an Ensysce Material Adverse Effect. Without limiting the foregoing, except as disclosed in Ensysce Disclosure Schedule 4.9 or as specifically contemplated by this Agreement, since September 30, 2015, (i) Ensysce has conducted its business in the ordinary course of business and (ii) there has not been:

(a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Ensysce, or any repurchase, redemption or other acquisition by Ensysce of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Ensysce or of any Ensysce Securities;

(b) any amendment of any provision of the Certificate of Incorporation or by-laws of, or of any material term of any outstanding security issued by, Ensysce;

(c) any incurrence, assumption or guarantee by Ensysce of any indebtedness for borrowed money;

(d) any change in any method of accounting or accounting practice by Ensysce, except for any such change required by reason of a change in GAAP;

(e) any (i) grant of any severance or termination pay to any director, officer or employee of Ensysce, (ii) employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Ensysce entered into, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of Ensysce, in each case other than in the ordinary course of business;

(f) issuance of Ensysce Securities other than as contemplated hereby;

(g) acquisition or disposition of assets material to Ensysce, except for sales of inventory in the ordinary course of business consistent with past practice, or any acquisition or disposition of capital stock of any third party, or any merger or consolidation with any third party, by Ensysce;

(h) entry by Ensysce into any joint venture, partnership or similar agreement with any person; or

(i) any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.

Section 4.10 Taxes. (1) All Tax Returns required to be filed by or on behalf of Ensysce have been timely filed, and all returns filed are complete and accurate and correctly reflect the tax liabilities required to be reported therein, (2) Ensysce has timely paid all Taxes that have become due or payable and has adequately reserved for in accordance with GAAP all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable; (3) there is no presently pending audit examination, refund claim or litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by Ensysce and Ensysce has no knowledge that any such action or proceeding is being contemplated; (4) Ensysce has not filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax which remains open; (5) all assessments for Taxes due and owing by Ensysce with respect to completed and settled examinations or concluded litigation have been paid; (6) Ensysce is not a party to any express or implied tax indemnity agreement, tax sharing agreement or other agreement under which it could become liable to another person as a result of the imposition of a Tax upon any person, or the assessment or collection of such a Tax; and (7) Ensysce has complied in all material respects with all rules and regulations relating to the withholding of Taxes.

Section 4.11 Employee Benefit Plans.

(a) Schedule 4.11(a) of the Ensysce Disclosure Schedule contains a true and complete list of each material deferred compensation, incentive compensation, and equity compensation plan; material “welfare” plan, fund or program; material “pension” plan, fund or program; each material employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is in writing and sponsored, maintained or contributed to or required to be contributed to by Ensysce or any ERISA Affiliate, that together with Ensysce would be deemed a “single employer” within the meaning of ERISA, or to which Ensysce or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee, consultant, director or former employee, consultant or director of Ensysce. The plans, funds, programs, agreements and arrangements listed on Schedule 4.11(a) of the Ensysce Disclosure Schedule are referred to herein collectively as the “Ensysce Plans”.

(b) With respect to each Ensysce Plan, Ensysce has heretofore delivered or made available to Signature true and complete copies of the Ensysce Plan and any amendments thereto (or if the Ensysce Plan is not a written plan, a description thereof), any related trust or other funding vehicle, the most recent reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Ensysce Plan intended to qualify under section 401 of the Code.

(c) No liability under Title IV or section 302 of ERISA has been incurred by Ensysce or any ERISA Affiliate that has not been satisfied in full, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(d) Each Ensysce Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

(e) Each Ensysce Plan intended to be “qualified” within the meaning of section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or in the case of such a plan for which a favorable determination letter has not yet been received, the applicable remedial amendment period under Section 401(b) of the Code has not expired.

(f) No Ensysce Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Ensysce for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary), dependant or other covered person.

(g) There are no pending, or to the knowledge of Ensysce, threatened or anticipated, claims that would reasonably be expected to have a Ensysce Material Adverse Effect by or on behalf of any Ensysce Plan, by any employee or beneficiary covered under any such Ensysce Plan, or otherwise involving any such Ensysce Plan (other than routine claims for benefits).

(h) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of Ensysce or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, other than payments, accelerations or increases (x) under any employee benefit plan that is subject to the laws of a jurisdiction outside of the United States or (y) mandated by applicable law.

(i) Each Ensysce Plan can be amended prospectively or terminated at any time without approval from any person, without advance notice, and without any liability other than for benefits accrued prior to such amendment or termination.

(j) No agreement, commitment, or obligation exists to increase any benefits under any Ensysce Plan or to adopt any new Ensysce Plan.

(l) No Ensysce Plan has any unfunded accrued benefits that are not fully reflected in the Financial Statements.

(k) Ensysce does not maintain, participate in, contribute to, or have any obligation to contribute or any liability with respect to any multiple employer or multiemployer plan, or has had any obligation with respect to such a plan during the six years immediately preceding the date of this Agreement.

Section 4.12 Litigation; Compliance with Laws.

(a) There is no action, suit or proceeding pending against, or to the knowledge of Ensysce threatened against, Ensysce or any of its properties before any court or arbitrator or any Governmental Entity which would reasonably be expected to have an Ensysce Material Adverse Effect.

(b) Ensysce is in compliance with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to its business and operations, except for such violations, if any, which, in the aggregate, would not reasonably be expected to have an Ensysce Material Adverse Effect. All Permits required to conduct the business of Ensysce have been obtained, are in full force and effect and are being complied with except for such violations and failures to have Permits in full force and effect, if any, which, individually or in the aggregate, would not reasonably be expected to have an Ensysce Material Adverse Effect.

Section 4.13 Labor Matters. As of the date of this Agreement (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of Ensysce, threatened against Ensysce; (ii) to the knowledge of Ensysce, no union organizing campaign with respect to Ensysce’s employees is underway; (iii) there is no unfair labor practice charge or complaint against Ensysce pending or, to the knowledge of Ensysce, threatened before the National Labor Relations Board or any similar state or foreign agency; (iv) there is no written grievance pending relating to any collective bargaining agreement or other grievance procedure; (v) to the knowledge of Ensysce, no charges with respect to or relating to Ensysce are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; and (vi) there are no collective bargaining agreements with any union covering employees of Ensysce, except for such exceptions to the foregoing clauses (i) through (vi) which, individually or in the aggregate, would not reasonably be expected to have an Ensysce Material Adverse Effect.

Section 4.14 Certain Contracts and Arrangements. Schedule 4.14 of the Ensysce Disclosure Schedule contains a true and complete list of each material contract or agreement (the “Ensysce Material Contracts”) to which Ensysce is a party or by which it is bound in full force and effect. Ensysce is not, nor, to the knowledge of Ensysce, is any other party thereto, in breach of, or default under, any Ensysce Material Contract, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by Ensysce, or, to the knowledge of Ensysce, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults which, in the aggregate, would not reasonably be expected to have an Ensysce Material Adverse Effect.

Section 4.15 Properties.

(a) Ensysce does not own any real property, nor has it ever owned any real property. The Ensysce Financial Statements reflect all property used by Ensysce in its business or otherwise held by Ensysce. Ensysce has good and marketable title to all material assets and properties listed in the Ensysce Financial Statements or thereafter acquired, free and clear of any imperfections of title, lien, claim, encumbrance, restriction, charge, equity or right of purchase in favor of a third party of any nature whatsoever, except for liens for current taxes not yet delinquent. All of the material fixed assets and properties reflected in the Ensysce Financial Statements or thereafter acquired are in reasonably good condition and repair for the requirements of the business as presently conducted by Ensysce.

(b) Schedule 4.15(b) of the Ensysce Disclosure Schedule contains a true and complete list of all real or personal property leased by Ensysce (the “Ensysce Leased Property”), including the date and terms of all applicable leases (the “Ensysce Leases”). Ensysce does not have any options to purchase any of the Ensysce Leased Properties. To the knowledge of Ensysce, the Ensysce Leases are valid and enforceable and the Ensysce Leased Property, and the operations of Ensysce thereof or thereon, do not violate any applicable laws, rules or ordinances relating to the Ensysce Leased Property or to such operations.

Section 4.16 Environmental Matters.

(a) No material notice, notification, demand, request for information, citation, summons or order has been received, no material complaint has been filed, no penalty has been assessed and no material investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Ensysce, is threatened with respect to Ensysce by any Governmental Entity or other person relating to or arising out of any Environmental Law.

(b) There are no material liabilities of or relating to Ensysce of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and, to the knowledge of Ensysce, there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such material liability.

Section 4.17 Intellectual Property.

(a) To the knowledge of Ensysce, Ensysce owns or has the right to use all material Intellectual Property reasonably necessary for Ensysce to conduct its business as it is currently conducted. Schedule 4.17(a) of the Ensysce Disclosure Schedule sets forth a true and complete list all material Intellectual Property used by Ensysce to conduct its business, including a list of all (i) licenses or other agreements pertaining to such Intellectual Property (ii) patents and patent applications, (iii) registered trademarks and trademark applications, and (iv) registered copyright applications, in each case owned by Ensysce.

(b) To the knowledge of Ensysce: (i) all of the registrations, including patents, relating to material Intellectual Property owned by Ensysce are subsisting and unexpired, free of all liens or encumbrances, and have not been abandoned; (ii) Ensysce does not infringe the intellectual property rights of any third party in any respect that would reasonably be expected to have, individually or in the aggregate, an Ensysce Material Adverse Effect; (iii) no judgment, decree, injunction, rule or order has been rendered by Governmental Entity which would limit, cancel or question the validity of, or Ensysce’s rights in and to, any Intellectual Property owned by Ensysce in any respect that would reasonably be expected to have, individually or in the aggregate, an Ensysce Material Adverse Effect; and (iv) Ensysce has not received notice of any pending or threatened suit, action or adversarial proceeding that seeks to limit, cancel or question the validity of, or Ensysce’s rights in and to, any Intellectual Property, which would reasonably be expected to have, individually or in the aggregate, an Ensysce Material Adverse Effect.

(c) To the knowledge of Ensysce, Ensysce has not used and is not making use of any confidential or proprietary information or trade secrets of any other person in breach of any agreement to which Ensysce is subject or in violation of any civil or criminal law.

(d) Ensysce has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets.

(e) To the knowledge of Ensysce, all employees of Ensysce have executed written agreements with Ensysce that assign to Ensysce all rights to inventions improvements, discoveries or information relating to the business of Ensysce. To Ensysce’s knowledge, no employee of Ensysce has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose any Intellectual Property or information concerning the employee’s work to anyone other than Ensysce.

Section 4.18 Board Recommendation. The Board of Directors of Ensysce, at a meeting duly called and held, has approved this Agreement and (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are advisable and in the best interests of the stockholders of Ensysce; and (ii) resolved to recommend that the stockholders of Ensysce adopt this Agreement and approve the Merger and all acts of Ensysce contemplated herein.

Section 4.19 Tax Treatment. Neither Ensysce nor any of its affiliates has taken any action or knows of any fact, agreement, plan or other circumstance that could pose a material risk to the status of the Merger as a reorganization under the provisions of Section 368(a) of the Code.

Section 4.20 Advisory Fees. Except for BV Partners, whose fee will be paid as provided in Section 5.17 hereof, there is no financial advisor, investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, Ensysce that would be entitled to any advisory fee, finders’ fee or commission from Ensysce, Signature, Merger Sub or any of their affiliates upon consummation of the transactions contemplated by this Agreement.

Article 5
COVENANTS OF THE PARTIES

Section 5.1 Conduct of the Business of Signature and Merger Sub. From the date hereof until the Effective Time, except as expressly contemplated or allowed by this Agreement, Signature and Merger Sub, respectively, shall conduct its businesses in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as expressly contemplated or allowed by this Agreement, neither Signature nor Merger Sub will take any action or knowingly omit to take any action that would (i) make any of Signature’s representations and warranties contained herein false to an extent that would cause the condition set forth in Section 6.3(b) not to be satisfied, or (ii) make the representations and warranties set forth in Section 3.9 false. In addition, from the date hereof until the Effective Time, except as expressly contemplated or allowed by this Agreement, Signature shall not accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options outstanding on the date of this Agreement/

Section 5.2 Conduct of the Business of Ensysce. From the date hereof until the Closing Date, except as expressly contemplated or allowed by this Agreement, Ensysce shall conduct its businesses in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as expressly contemplated or allowed by this Agreement, Ensysce will not take any action or knowingly omit to take any action that would (i) make any of its representations and warranties contained herein false to an extent that would cause the condition set forth in Section 6.2(b) not to be satisfied or (ii) make the representations and warranties set forth in Section 4.9 false. In addition, from the date hereof until the Effective Time, except as expressly contemplated or allowed by this Agreement, Ensysce shall not amend or change the period of exercisability of options or restricted stock, or reprice options outstanding on the date of this Agreement.

Section 5.3 Stockholder Approvals.

(a) Signature shall, in accordance with applicable law and the Certificate of Incorporation and the by-laws of Signature, as promptly as practicable after the date hereof, seek the approval by its shareholders of an amendment to the Certificate of Incorporation of Signature to read as set forth on Exhibit B attached hereto (the “Signature Approval Matters”). The Board of Directors of Signature shall recommend approval and adoption of the Signature Approval Matters by the Signature stockholders and shall cause Signature to approve this Agreement and the Merger in its capacity as sole shareholder of Merger Sub.

(b) Ensysce shall, in accordance with applicable law and the Certificate of Incorporation and the by-laws of Ensysce, as promptly as practicable after the date hereof, seek the approval by its shareholders of this Agreement and the Merger (the “Ensysce Approval Matters”). The Board of Directors of Ensysce shall recommend approval and adoption of the Ensysce Approval Matters by Ensysce stockholders.

Section 5.4 Access to Information; Confidentiality Agreement. Upon reasonable advance notice, between the date hereof and the Closing Date, each of Signature and Ensysce shall (i) give the other, its respective counsel, financial advisors, auditors and other’s authorized representatives (collectively, “Representatives”) reasonable access during normal business hours to the offices, properties, books and records of such party, (ii) furnish to the other Representatives such financial and operating data and other information relating to such party and its operations as such persons may reasonably request and (iii) instruct such party’s employees, counsel and financial advisors to cooperate with the other in its investigation of the business of such party; PROVIDED THAT any information and documents received by the other party or its Representatives (whether furnished before or after the date of this Agreement) shall be held in accordance with paragraph 7, pertaining to confidentiality, of the letter of intent dated October 19, 2015 between Ensysce and Signature (the “Confidentiality Agreement”), which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof until the Effective Time.

Section 5.5 No Solicitation. From the date hereof until the Effective Time or, if earlier, the termination of this Agreement, neither Signature nor Ensysce shall (whether directly or indirectly through advisors, agents or other intermediaries), and Signature and Ensysce shall cause their respective officers, directors, advisors (including its financial advisors, attorneys and accountants), representatives or other agents not to, directly or indirectly, (a) solicit, initiate or encourage any Acquisition Proposal (as defined hereafter) or (b) engage in discussions or negotiations with, or disclose any non-public information relating to themselves or afford access to their properties, books or records to, any person or group (other than Ensysce or Signature, as appropriate, or their respective designees) concerning any Acquisition Proposal. Signature and Ensysce, as appropriate, shall promptly (and in any event within one business day after becoming aware thereof) (i) notify the other party in the event either such party or any of their respective officers, directors, employees and agents receives any Acquisition Proposal, including the material terms and conditions thereof and the identity of the party submitting such proposal, and any request for confidential information in connection with a potential Acquisition Proposal, (ii) provide to the other party a copy of any written agreements, proposals or other materials received from any such person or group (or its representatives), and (iii) notify the other party of any material changes or developments with respect to any of the matters described in clauses (i) or (ii). For purposes of this Agreement, “Acquisition Proposal” with respect to a person means any offer or proposal for a merger, consolidation, recapitalization, liquidation or other business combination involving such person or the acquisition or purchase of over 50% or more of any class of equity securities of such person, or any tender offer (including self-tenders) or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of such person, or a substantial portion of the assets of, such person taken as a whole, other than the transactions contemplated by this Agreement.

Section 5.6 Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

Section 5.7 Certain Filings. Signature and Ensysce shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 5.8 Public Announcements. Neither Signature, Ensysce nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation with the other party, except as may be required by law in which circumstance reasonable efforts to consult will still be required to the extent practicable.

Section 5.9 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Signature or Ensysce, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Signature or Ensysce, any other actions to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Signature acquired or to be acquired by the Surviving Corporation, as a result of, or in connection with, the Merger.

Section 5.10 Tax-Free Reorganization Treatment. Each of Ensysce and Signature shall take all reasonable actions necessary to cause the Merger to qualify as a reorganization under the provisions of section 368(a) of the Code and neither party will take any action inconsistent therewith.

Section 5.11 Securities Exemptions; Filings. Ensysce and the Surviving Corporation shall use commercially reasonable efforts to assure that the issuance of the Signature Shares pursuant to the Merger satisfy available exemptions from registration under the Securities Act and applicable state securities laws, including making such filings as may be necessary and payment of all expenses incident thereto.

Section 5.12 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the Merger, Signature and Ensysce shall each take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the Merger.

Section 5.13 Certain Notifications. Between the date hereof and the Effective Time, each party shall promptly notify the other party hereto in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Article VI.

Section 5.14 Settlement of Ensysce Preferred Stock and Rights. On or before the Effective Time, Ensysce shall cause all (i) outstanding shares of Ensysce Preferred Stock to be converted into Common Stock and (ii) Ensysce Rights to be terminated or settled in Common Stock, such that, at the Effective Time, there are no shares of Ensysce Preferred Stock or Ensysce Rights issued and outstanding. All shares issued, or issuable, on conversion or settlement of the Ensysce Preferred Stock and Ensysce Rights shall be included in the outstanding Common Stock at the Effective Time for purposes of computing the Ensysce Total Fully Diluted Shares.

Section 5.15 Minimum Funding of Ensysce. On or before the Effective Time, Ensysce shall secure additional equity funding in such amount as may be required to assure that, at the Effective Time, Ensysce has available cash in an amount not less than $200,000 (the “Minimum Funding Requirement”). Ensysce shall issue no securities other than common stock, and shall incur no debt, to satisfy the Minimum Funding Requirement and any common stock issued in connection with satisfying the Minimum Funding Requirement shall be included in the outstanding Common Stock at the Effective Time for purposes of computing the Ensysce Total Fully Diluted Shares.

Section 5.16 Settlement of Signature Derivative Securities. On or before the Effective Time, Signature shall cause all Signature Derivative Securities, other than Permitted Signature Derivative Securities, to be either cancelled, exercised or otherwise no longer outstanding, such that, on and immediately following the Effective Time, no Signature Derivative Securities, other than the Permitted Signature Derivative Securities, remain outstanding. For purposes hereof, “Permitted Signature Derivative Securities” shall mean (i) the Signature Convertible Notes, (ii) the Signature Options listed on Schedule 5.16 attached hereto (the “Retained Signature Stock Options”), and (iii) the Signature Warrants.

Section 5.17 BV Partner Shares. On the Closing Date, Signature shall issue to BV Partners a number of shares of common stock (the “BV Partner Shares”) equal to fifteen percent (15%) of the Adjusted Post-Closing Diluted Shares. The BV Partner Shares shall be excluded from the calculation of the Signature Total Fully Diluted Shares. For purposes hereof, “Adjusted Post-Closing Diluted Shares” shall mean the sum of (i) the Signature Total Fully Diluted Shares, plus (ii) the Merger Consideration, plus (iii) the Adjusted Assumed Ensysce Options, plus (iv) the BV Partner Shares.

Section 5.18 Amendment of Signature Certificate of Incorporation. On or prior to the Effective Time, Signature shall cause its Certificate of Incorporation to be amended to authorize sufficient shares of common stock to carry out the transactions contemplated herein and to read in full as set forth on Exhibit B attached hereto.

Section 5.19 Signature Officers and Directors. On or prior to the Effective Time, Signature shall cause (i) its Board of Directors to consist of three (3) members, (ii) to be appointed to the Board of Directors, at the Effective Time, two (2) designees of Ensysce and one (1) designee of Signature, and (iii) all current officers of Signature to resign or be removed and appoint Lynn Kirkpatrick as Chief Executive Officer of Signature and such additional officers to be appointed as determined by the Board of Directors.

Article 6
CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligations. The respective obligations of Signature, Merger Sub and Ensysce to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

(a) This Agreement shall have been adopted and the Merger approved by the stockholders of both Merger Sub and Ensysce, each in accordance with applicable law;

(b) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger or the other transactions contemplated by this Agreement; and

(c) The issuance of Signature Shares pursuant to this Agreement shall have been determined to be exempt from registration under the Securities Act and applicable state securities laws.

Section 6.2 Conditions to Signature’s and Merger Sub’s Obligation to Consummate the Merger. The obligation of Signature and Merger Sub to consummate the Merger shall be further subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

(a) Ensysce shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

(b) The representations and warranties of Ensysce contained in Article IV hereof shall be true and correct in all respects as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true in all respects as of such earlier date), except (i) as otherwise contemplated by this Agreement and (ii) for such failures to be true and correct which in the aggregate do not constitute an Ensysce Material Adverse Effect; and

(c) Signature shall have received certificates signed by the Chief Executive Officer of Ensysce, dated the Closing Date, to the effect that, to such officer’s knowledge, the conditions set forth in Sections 6.2(a) and 6.2(b) hereof have been satisfied or waived.

Section 6.3 Conditions to Ensysce’s Obligation to Consummate the Merger. The obligations of Ensysce to effect the Merger shall be further subject to the satisfaction, or to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

(a) Signature and Merger Sub shall have performed in all material respects each of their respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

(b) The representations and warranties of Signature contained in Article III hereof shall be true and correct in all respects as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true in all respects as of such earlier date), except (i) as otherwise contemplated by this Agreement, and (ii) for such failures to be true and correct which in the aggregate do not constitute a Signature Material Adverse Effect; and

(c) Ensysce shall have received a certificate signed by the chief executive officer of Signature, dated the Closing Date, to the effect that, to such officer’s knowledge, the conditions set forth in Sections 6.3(a) and 6.3(b) hereof have been satisfied or waived.

Article 7
TERMINATION

Section 7.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date, whether before or after Signature and Ensysce have obtained stockholder approval:

(a) by the mutual written consent of Signature, Merger Sub and Ensysce;

(b) by either Signature or Ensysce, if the Merger has not been consummated by January 31, 2016, or such other date, if any, as Signature and Ensysce shall agree upon; PROVIDED, THAT the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement;

(c) by either Signature or Ensysce, if there shall be any law or regulation that makes consummation of the transactions contemplated by this Agreement illegal or if any judgment, injunction, order or decree enjoining Signature, Merger Sub or Ensysce from consummating the transactions contemplated by this Agreement is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

(d) by either Signature or Ensysce, if (i) the approval of the stockholders of Signature of the Signature Approval Matters or (ii) the approval of the stockholders of Ensysce of the Ensysce Approval Matters shall not have been obtained;

(e) by Signature if (i) there shall have been a breach of any representations or warranties on the part of Ensysce set forth in this Agreement or if any representations or warranties of Ensysce shall have become untrue, such that the conditions set forth in Section 6.2(b) would be incapable of being satisfied by January 31, 2016, PROVIDED that Signature has not breached any of its obligations hereunder in any material respect; or (ii) there shall have been a breach by Ensysce of any of its covenants or agreements hereunder having, in the aggregate, an Ensysce Material Adverse Effect or materially adversely affecting (or materially delaying) the ability of Ensysce or Signature to consummate the Merger, and Ensysce has not cured such breach within thirty (30) business days after notice by Signature thereof, PROVIDED that Signature has not breached any of its obligations hereunder in any material respect; or

(f) by Ensysce if (i) there shall have been a breach of any representations or warranties on the part of Signature set forth in this Agreement or if any representations or warranties of Signature shall have become untrue, such that the conditions set forth in Section 6.3(b) would be incapable of being satisfied by January 31, 2016, PROVIDED that Ensysce has not breached any of its obligations hereunder in any material respect; or (ii) there shall have been a breach by Signature or Merger Sub of one or more of their covenants or agreements hereunder having, in the aggregate, a Signature Material Adverse Effect or materially adversely affecting (or materially delaying) the ability of Ensysce, Signature or Merger Sub to consummate the Merger, and Signature has not cured such breach within thirty (30) business days after notice by Ensysce thereof, PROVIDED that Ensysce has not breached any of its obligations hereunder in any material respect.

Section 7.2 Effect of Termination. Except for any willful breach of this Agreement by any party hereto (which willful breach and liability therefor shall not be affected by the termination of this Agreement), if this Agreement is terminated pursuant to Section 7.1 hereof, then this Agreement shall become void and of no effect with no liability on the part of any party hereto; PROVIDED, HOWEVER THAT notwithstanding such termination the agreements contained in Sections 7.2 and 8.7 hereof and the provision of Section 5.4 hereof shall survive the termination hereof.

Article 8
MISCELLANEOUS

Section 8.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (a) personal delivery, (b) transmitter’s confirmation of a receipt of a facsimile transmission, (c) confirmed delivery by a standard overnight carrier or when delivered by hand or (d) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by notice given hereunder):

If to Signature or Merger Sub, to:	Signature Therapeutics, Inc.
6019 Folsom Drive
La Jolla, California 92037
Attention: Wesley Sterman, M.D.

If to Ensysce, to:	Ensysce Biosciences, Inc.
6019 Folsom Drive
La Jolla, California 92037
Attention: Lynn Kirkpatrick

Section 8.2 Survival of Representations and Warranties. Except as otherwise provided herein or in any document contemplated hereby, the representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Merger in accordance with their terms.

Section 8.3 Interpretation. References herein to the “knowledge” (and all variants and derivatives thereof) of a party shall mean the actual knowledge of the executive officers of such party. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. Any matter disclosed pursuant to any Schedule of Signature Disclosure Schedule or the Ensysce Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

Section 8.4 Amendments, Modification and Waiver. (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Board of Directors, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Signature, Merger Sub and Ensysce or, in the case of a waiver, by the party against whom the waiver is to be effective.

(a) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED THAT none of Signature, Merger Sub nor Ensysce may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

Section 8.6 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

Section 8.7 Governing Law; Venue, Jurisdiction and Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

(b) Any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including the Merger, shall be brought in any state or federal court having jurisdiction in Harris County, Texas, and each party irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court, and agrees not to bring any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including the Merger, in any other court.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

Section 8.9 Third Party Beneficiaries. This Agreement is solely for the benefit of Signature and its successors and permitted assigns, with respect to the obligations of Ensysce under this Agreement, and for the benefit of Ensysce and its successors and permitted assigns, with respect to the obligations of Signature and Merger Sub under this Agreement, and this Agreement shall not, except to the extent necessary to enforce the provisions of Article I hereof be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

Section 8.10 Entire Agreement. This Agreement, including any exhibits or schedules hereto and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

Section 8.11 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

ENSYSCE BIOSCIENCES, INC.

By:	/s/Lynn Kirkpatrick
Name:	Lynn Kirkpatrick
Title:	Chief Executive Officer

SIGNATURE THERAPEUTICS, INC.

By:	/s/Wesley Sterman
Name:	Dr. Wesley Sterman
Title:	President

SIGNATURE ACQUISITION CORP.

By:	/s/Wesley Sterman
Name:	Dr. Wesley Sterman
Title:	President

-32-